NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY UPDATES FIRST QUARTER 2014 ACTIVITIES

LAFAYETTE, LA – April 7, 2014 - PetroQuest Energy, Inc. (NYSE: PQ) today provided an update on its first quarter operations and guidance, as well as results from the most recent borrowing base redetermination.
Woodford
The Company completed and placed on production six operated liquids-rich wells in its West Relay field during March 2014. Importantly, these six wells are the initial wells drilled in the Company’s recently acquired 35,000-acre position, and are located eight miles west of the Company’s closest producing well. The Company believes that these results significantly de-risk a substantial portion of the new acreage with multiple years of development potential.
The six new wells were comprised of a five well pad and a one well pad. The five-well pad (average NRI – 39%) achieved an average per well maximum 24-hour gross rate of 3,378 Mcf of gas and 583 barrels of natural gas liquids. The one-well pad (NRI - 21%) achieved a maximum 24-hour gross rate of 4,104 Mcf of gas and 556 barrels of natural gas liquids. Production from the six wells has an average BTU content of 1,250, which as expected exceeds the average BTU content of the liquids-rich Woodford wells in the North Relay area. This new production commenced near the end of March, one month later than originally planned, which impacts first quarter production guidance.
Combined, the six wells are currently producing at a gross daily rate of approximately 21,000 Mcf of gas and 3,500 barrels of natural gas liquids. Based on early production data, the wells are exceeding the Company’s pre-drill expectations and type curves that were established utilizing development drilling results from the Company’s North Relay field approximately eight miles east.
The Company is currently completing a four-well pad in the West Relay field with first production planned for May. A second drilling rig is scheduled to be added during the second quarter to achieve the 2014 plan to drill 50 gross wells.
East Texas
The Company has reached total depth on its PQ#11 (WI - 55%) horizontal Cotton Valley well. This well is part of a two well pad that is expected to be completed in early May. In addition, the Company recently added a second rig to its horizontal Cotton Valley program to accelerate the drilling of the originally planned six gross operated wells in 2014. The second rig recently commenced the drilling of the Company’s PQ#12 (WI – 100%) horizontal Cotton Valley well.

Gulf Coast/GOM
At the Thunder Bayou prospect, the Company has successfully completed its sell-down program. The Company recently received participation commitments from new partners and currently holds an approximate 59% working interest in the well. The Company has obtained all permit approvals and is in the process of negotiating a rig contract with an estimated June 1, 2014 spud date.
At the Pelican Point prospect, the Company was successful in removing the packer from the well as preparations were being made to drill approximately 700 feet to test the objective. After removing the packer, the Company determined that the well bore had experienced a casing failure below 10,000 feet rendering the existing well bore unusable to continue the operation. The Company is currently evaluating future options to test the prospect including side-track operations as well as drilling a new well from a common surface location. The Company estimates its net dry hole cost to be approximately $3.7 million.
The Company’s Eagle Crest prospect located in Assumption Parish is expected to spud in approximately one month. The Company has an approximate 50% working interest in this planned 10,700 foot oil focused prospect.
At West Delta 89, the Company experienced 18 days of downtime during the first quarter, including 13 days in March related to a complete shut in of the third party pipeline servicing this and a number of other fields in the area. The Company estimates that approximately 15,000 barrels of oil, 2,900 barrels of NGLs and 62,000 Mcf of gas, net, were deferred during the first quarter of 2014 as a result of the shut-ins. The pipeline operational issues have been resolved and production was recently restored to the daily rate sustained prior to the shut-in of approximately 800 barrels of oil, 150 barrels of NGLs and 3,400 Mcf of gas, net.
1Q14 Production Guidance Update

As a result of the production deferrals at West Delta 89 and in the Woodford, the Company expects that it achieved first quarter production in the range of 107 - 109 MMcfe/d (74% gas, 14% oil and 12% NGL). The Company estimates its current daily production rate is above the top end of the range of its previous production guidance for the first quarter of 2014.

Borrowing Base Update

The Company’s bank group, which has been expanded from four to six banks, has completed its semi-annual re-determination of its borrowing base under its credit facility. As a result, the Company’s $200 million borrowing base has been reaffirmed. At March 31, 2014, the Company had $75 million outstanding under its credit facility. The next re-determination of the borrowing base is scheduled to occur before September 30, 2014.

Management Quote

“We are very excited about our initial West Relay Woodford results where the first group of wells is exceeding our pre-drill expectations,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “The West Relay success has added to our multi-year portfolio of development opportunities. With our onshore acceleration programs in the Woodford and Cotton Valley underway and our high impact Thunder Bayou prospect partner group now finalized, we are enthusiastic about our near-term activity in each of our basins and maintain our outlook for a record year of both reserve and production growth.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the integration of the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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